EXHIBIT 10.8

THIS AGREEMENT is made effective the 1st day of November 2005

BETWEEN: –

(1)	Sky Petroleum Inc. whose office is at 108 Wild Basin Road Austin Texas 78746 USA (the “Company”); and

(2)	Brent D Kinney of P O Box 211247 Dubai UAE (the “Employee.”)

WHEREAS

A.	The Company carries on the business of an exploration and production company.

B.	The Company shall employ the employee and the employee shall serve the Company as Chief Executive Officer of the Company on the terms and conditions as hereinafter set out.

WHEREBY IT IS AGREED as follows: –

ARTICLE 1:    Term of Employment

1.1	The Company appoints the Employee and the Employee agrees to act as Chief Executive Officer of the Company.

1.2	The appointment shall commence on the 1st November 2005 and shall continue (subject to earlier termination as provided in this Agreement) for a fixed period of three years. If the Employee has not been given notice that this Agreement will not be renewed at least 90 days prior to its expiry date the Agreement shall continue for a period of 12 months and such notice shall apply to each new expiry date created by this clause.

1.3	The Employee warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon him.

ARTICLE 2:    Duties of Employee

2.1	The Employee shall: –

(a)	undertake such duties and exercise such powers in relation to the Company and its business as the Board shall from time to time assign to or vest in him;

(b)	in the discharge of such duties and in the exercise of such powers, observe and comply with all resolutions, regulations and directions from time to time made or given by the Board;

(c)	devote substantially the whole of his time and attention during business hours to the discharge of his duties hereunder provided the Employee is entitled to act as a director of affiliated and non-affiliated companies of his choosing;

(d)	conform to such hours of work as may from time to time reasonably be required of him and not be entitled to receive any remuneration for work performed outside his normal hours; and

(e)	in pursuance of his duties hereunder perform such services for subsidiary companies of the Company and (without further remuneration unless otherwise agreed) accept such offices in such subsidiary companies as the Board may from time to time reasonably require.

ARTICLE 3:    Place of work

The Employee shall perform his duties at the offices of the Company in Dubai UAE.

ARTICLE 4:    Confidentiality

4.1	The Employee shall not either during his appointment or at any time after his termination: –

(a)	disclose to any person or persons (except to those authorised by the Company to know);

(b)	use for his own purposes or for any purposes other than those of the Company; or

(c)	through any failure to exercise all due care and diligence

cause any unauthorised disclosure of any private, confidential or secret information of the Company (including in particular lists or details of customers of the Company or relating to the working of any process or invention carried on or used by the Company or any Company invention) or which he has obtained by virtue of his appointment or in respect of which the Company is bound by an obligation of confidence to a third party. These restrictions shall cease to apply to information or knowledge which may (otherwise than through the default of the Employee) become available to the public generally.

4.2	The provisions of clause 4.1 shall apply mutatis mutandis in relation to the private, confidential or secret information of each subsidiary company of the Company which the Employee may have received or obtained during his appointment and the employee shall upon request enter into an enforceable agreement with any such company to the like effect.

4.3	All notes, memoranda, records and writing made by the Employee relating to the business of the Company or its subsidiary companies shall be and remain the property of the Company or subsidiary companies of the Company to whose business they relate and shall be delivered by him to the company to which they belong forthwith upon request.

ARTICLE 5:    Statements

The Employee shall not at any time make any untrue or misleading statement in relation to the Company or any subsidiary companies of the Company.

ARTICLE 6:    Remuneration

6.1	Subject as hereinafter provided the Company shall pay to the employee during the continuance of his employment hereunder a salary at the rate of US$17,500 per month (or such higher rate as may from time to time be agreed between the parties). In the event of any increase of salary being so agreed or notified such increase shall thereafter have effect as if it were specifically provided for as a term of this Agreement. The said salary shall be exclusive of any sums receivable as directors fees or other remuneration from the Company and shall be payable in arrear on the last working day in Dubai of each calendar month.

6.2	The Board of Directors of the Company will consider within 15 days of the audited financial statements of the Company being published whether and in what amount, if any, the Employee is entitled to a bonus for the year just ended.

6.3	The Employee shall be entitled to participate as from the date of this Agreement in share option scheme of the Company for the time being in force subject to the rules applicable to such scheme as amended or varied from time to time at the Company’s discretion. The Employee and the Company will enter into a option agreement which agreement will grant the Employee 1,250,000 options to purchase 1,250,000 common shares of the Company at an exercise price of US$1/share which options shall vest 33 1/3% on 1st October 2006, 33 1/3% on 1st October 2007 and 33 1/3% on 1st October 2008.

ARTICLE 7:    Traveling and other expenses

The Company will pay or (as the case may be) reimburse the Employee upon production of confirmatory evidence of such expenses all reasonable travelling and entertainment expenses incurred in the course of the Company’s business.

ARTICLE 8:    Holidays

The Employee shall be entitled to 30 working days of paid holiday in each completed calendar year (such entitlement to be calculated on a pro-rata basis in respect of any part of a calendar year) to be taken at such times as the Board shall consider most convenient having regard to the requirements of the Company’s business.

ARTICLE 9:    Incapacity

If the Employee shall be absent from his duties hereunder due to illness (including mental disorder) accident or other incapacity he shall be paid his full remuneration hereunder for up to 60 working days absence in any period of 12 months and thereafter such remuneration if any as the Board shall in its discretion from time to time allow.

ARTICLE 10:    Termination of Agreement

10.1	This Agreement shall automatically terminate:-

(a)	if the Employee becomes prohibited by law from being a director;

(b)	if he resigns; or

10.2	In order to investigate a complaint against the Employee of misconduct the Company is entitled to suspend the Employee on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.

10.3	The Company may by notice terminate this Agreement with immediate effect if the Employee:-

(a)	commits any act of gross misconduct or is in material breach of his obligations under this Agreement;

(b)	is guilty of any conduct which in the reasonable opinion of the Board brings him, the Company or any subsidiary companies of the Company into disrepute;

(c)	is convicted of any criminal offence;

(d)	commits any act of dishonesty whether relating to the Company, any subsidiary companies of the Company any of its or their employees or otherwise;

(e)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(f)	is in the reasonable opinion of the Board incompetent in the performance of his duties.

10.4	Notwithstanding Clause 1.2, if at any time after 1st October 2006 the two Obligation Wells (as defined in the Participation Agreement) have been completed and failed to live up to expectations and the Sir Abu Nu’ayr exploration programme is not proceeding or has been completed and is not found to be commercial which in the aggregate leaves the Company with no commercial petroleum assets then the Company may terminate this Agreement on payment of 90 days basic salary.

ARTICLE 11:    Miscellaneous

11.1	On the termination of this Agreement for whatever reason, the Employee shall;

(a)	at the request of the Company:-

i.	resign from office as a director of the Company and from all offices held by him in any subsidiary companies of the Company and from all other appointments or offices which he holds as a nominee or representative of the Company or any subsidiary companies of the Company; and

ii.	transfer without payment to the Company or as the Company may direct any qualifying shares provided by it to him;

and if he should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to these. Such resignation(s) shall be without prejudice to any claims which the Employee may have against any company arising out of this Agreement or the termination thereof.

11.2	Immediately deliver to the Company or to its order all books, documents, papers (including copies), materials, credit cards, keys and other property of or relating to the business of the Company or its subsidiary companies then in his possession or which are or were last under his power or control.

11.3	This Agreement is in substitution for any previous contracts of employment between the Company and the Employee which shall be deemed to have been terminated by mutual consent as from the date on which this Agreement commences.

11.4	Any notice or other communication to be given pursuant to this Agreement shall be deemed validly served if delivered by hand or sent by first class post addressed to the party concerned at the address of that party given herein (or to such other address as may from time to time be supplied in writing for this purpose) or sent by telefax. Any notice so served shall be deemed to have been served, in the case of delivery by hand, upon delivery, in the case of service by first class post, 48 hours after the time when it was posted and, in the case of a telefax notice, upon transmission. Any such notice or communication must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement.

11.5	This Agreement shall be governed by and construed in accordance with Laws of England and the parties hereto shall submit to the non-exclusive jurisdiction of its courts.

11.6	The headings used in this Agreement are for convenience only and shall not be taken into account in construing this Agreement.

11.7	Nothing herein shall be taken to constitute a partnership between the parties hereto nor the appointment of any party hereto as the agent for any of the other parties hereto and none of the parties hereto shall have any authority to bind the other in any way.

IN WITNESS whereof the hands of the parties hereto or their duly authorised representatives have caused their seal the day and year first above written.

SIGNED by Dan Meyer for and on behalf of the Company in the presence of: –	) ) )

SIGNED by Brent Kinney in the presence of: –	) )